Historical Modification Report

COMM, SERIES 2003-LNB1
Historical Modification and Corrected Loan Report
As of
7/3/2003

Prospectus Loan ID	City	State	Type of Modification	Most Recent Master Servicer Return Date	Effective Date of Modification	Balance When Sent to Special Servicer	Balance at the Effective Date of Modification	Old Rate	# Mths for Rate Change	New Rate	Old P&I	New P&I	Old Maturity	New Maturity	Total # Mths for Change of Mod	Realized Loss to Trust $	Est. Future Interest Loss to Trust $ (Rate Reduction)	COMMENT
Loan Modifications:
Sub Totals

Corrected Mortgage Loans:
Sub Totals

Total For All Loans:

Questions or comments contact Investor Relations at GMACCM at (800) 734-0797.

Last Updated on 7/17/2003
By SSanty